Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	TTM Technologies, Inc.	Guerrant Associates
	Steve Richards / Chief Financial Officer	Laura Guerrant
	(714) 241-0303	(808) 882-1467
	investor@ttmtech.com	lguerrant@guerrantir.com

TTM TECHNOLOGIES, INC. REPORTS THIRD QUARTER 2007 RESULTS

SANTA ANA, CA –– October 31, 2007 –– TTM Technologies, Inc. (Nasdaq: TTMI), North America’s largest printed circuit board (PCB) manufacturer, today reported results for the third quarter of 2007, ended October 1, 2007.

Third Quarter 2007 Highlights

▪	TTM reported strong results for the third quarter, with sequential improvement in all financial metrics.
▪	The Company continued to pay down debt associated with the Printed Circuit Group (PCG) acquisition, ahead of schedule. TTM paid down $11 million in debt during the third quarter.
▪	The Company reported a Book to Bill ratio of 1.23, exceeding the North American Industry PCB Book to Bill ratio of 1.08 for the three months ending in September 2007.

Third Quarter 2007 Financial Results

Third quarter net sales of $163.1 million improved over second quarter 2007 net sales of $162.0 million, primarily due to increasing demand for TTM’s high-tech manufacturing services.

Third quarter gross margin of 19.2 percent increased 100 basis points from 18.2 percent gross margin reported in the second quarter of 2007.

Selling and marketing expense for the third quarter of 2007 was $7.1 million, representing 4.4 percent of sales.  This compares to second quarter 2007 selling and marketing expense of $7.6 million, representing 4.7 percent of sales.

General and administrative expense, including amortization of intangibles, for the third quarter of 2007 was $9.0 million, representing 5.5 percent of sales.  This compares to second quarter 2007 general and administrative expense, including amortization of intangibles, of $8.9 million, representing 5.5 percent of sales.

TTM posted operating income of $15.2 million for the third quarter of 2007, compared to $13.1 million for the second quarter of 2007.

Net income for the third quarter of 2007 was $8.2 million, or $0.19 per diluted share.  This compares with net income of $6.2 million, or $0.15 per diluted share, in the second quarter of 2007.

TTM Technologies, Inc. Reports Third Quarter 2007 Financial Results…….Page 2 of 3

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of 2007 was $22.2 million, compared with second quarter 2007 EBITDA of $20.1 million.  (A reconciliation of this non-GAAP measure is provided after the GAAP financial statements accompanying this press release.)

“Robust demand for high-tech manufacturing services, combined with continued strength from our aerospace/defense customers, contributed to strong third quarter financial results,” said Kent Alder, President and CEO of TTM.  “However, the strong demand was tempered by softness in the computing end market.”  Alder concluded, “The Company had a strong level of bookings as evidenced by our book-to-bill ratio, which significantly exceeded the industry ratio and has rebounded from the beginning of the year.”

Third Quarter Segment Information – PCB Manufacturing and Backplane Assembly
TTM Technologies’ two reportable operating segments are PCB Manufacturing and Backplane Assembly.

For the PCB Manufacturing segment, net sales (before inter-segment sales) were $140.5 million in the third quarter of 2007, compared with $138.7 million in the second quarter of 2007.  Operating segment income (before amortization of intangibles) was $13.9 million in the third quarter of 2007, compared with $12.0 million in the second quarter of 2007.

For the Backplane Assembly segment, net sales (before inter-segment sales) were $30.7 million in the third quarter of 2007, compared with $32.2 million in the second quarter of 2007.  Operating segment income (before amortization of intangibles) was $2.3 million in the third quarter of 2007, compared with $2.1 million in the second quarter of 2007.

Balance Sheet
Cash and short-term investments at the end of the third quarter of 2007 totaled $27.3 million, compared with $26.1 million at the end of the second quarter of 2007.

In the third quarter of 2007, TTM continued to pay down debt associated with the PCG acquisition significantly ahead of schedule.  During the quarter, the Company reduced debt by $11 million, reducing the debt balance to $109 million at the end of the quarter. In October, the company repaid an additional $10 million. It is noteworthy that the Company has cut its debt in half in roughly one year’s time.  As a result, the corresponding interest expense is expected to be lower in future quarters.

Fourth Quarter Forecast
For the fourth quarter of 2007, TTM estimates revenues in a range of $164 million to $172 million and earnings in a range of $0.18 to $0.23 per diluted share. “The strength that we are seeing for the fourth quarter is broad-based across all of our end markets,” said Alder.  “We are pleased with our execution toward improving operational efficiency, and we believe that our increased size optimally positions us to continue to deliver best-in-class solutions to our customers and solid bottom-line financial performance.”

To Access the Live Web Cast/Conference Call
The company will host a conference call to discuss the third quarter results and fourth quarter outlook on October 31, 2007, at 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time).

TTM Technologies, Inc. Reports Third Quarter 2007 Financial Results…….Page 3 of 3

To listen to the live web cast, log on to the TTM Technologies website at http://www.ttmtech.com.  To access the live conference call, dial 303-262-2130 or 800-218-0204.

To Access a Replay of the Web Cast
A digital replay will be available on TTM Technologies' website at http://www.ttmtech.com and will remain accessible for one week following the live event.

A telephone replay also will be available beginning two hours after the conclusion of the conference call until November 2, 2007. You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11100051#.

Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, the company's dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM
TTM Technologies, Inc. is North America’s largest printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.  Additional information can be found at www.ttmtech.com.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Informatio

(In thousands, except per share data)

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2007	2006	2007	2007	2006

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$163,079	$75,765	$162,016	$501,992	$225,136
Cost of goods sold	131,834	53,288	132,470	406,480	159,487

Gross profit	31,245	22,477	29,546	95,512	65,649

Operating expenses:
Selling and marketing	7,101	3,329	7,551	22,212	10,142
General and administrative	7,951	3,822	7,890	24,183	11,069
Amortization of intangibles	1,019	300	1,046	3,090	901
Total operating expenses	16,071	7,451	16,487	49,485	22,112

Operating income	15,174	15,026	13,059	46,027	43,537

Interest expense	(2,628)	(35)	(3,368)	(11,094)	(141)
Interest income and other, net	321	1,369	236	1,316	3,464

Income before income taxes	12,867	16,360	9,927	36,249	46,860
Income tax provision	(4,666)	(5,837)	(3,743)	(13,399)	(16,970)

Net income	$8,201	$10,523	$6,184	$22,850	$29,890

Earnings per common share:
Basic	$0.19	$0.25	$0.15	$0.54	$0.72
Diluted	$0.19	$0.25	$0.15	$0.54	$0.71

Weighted average common shares:
Basic	42,260	41,823	42,199	42,203	41,651
Diluted	42,625	42,310	42,496	42,506	42,265

SELECTED BALANCE SHEET DATA
	October 1, 2007	December 31, 2006
Cash and short-term investments	$27,315	$70,656
Accounts receivable, net	115,304	125,435
Inventories, net	66,333	67,020
Total current assets	222,809	271,748
Net property, plant and equipment	124,291	150,837
Other assets	157,137	151,113
Total assets	504,237	573,698

Current portion long-term liabilities	$50,000	$60,705
Accounts Payable	50,363	49,276
Current liabilities	128,068	144,343
Long-term liabilities	61,360	142,040
Stockholders' equity	314,809	287,315
Total liabilities and stockholders' equity	504,237	573,698

SUPPLEMENTAL DATA
	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2007	2006	2007	2007	2006
EBITDA	$22,174	$19,001	$20,113	$67,755	$55,122
EBITA	$16,543	$16,725	$14,369	$50,520	$47,990

Gross margin	19.2%	29.7%	18.2%	19.0%	29.2%
EBITDA margin	13.6	25.1	12.4	13.5	24.5
Operating margin	9.3	19.8	8.1	9.2	19.3

End Market Breakdown:
	Third Quarter
	2007	2006

Networking/Communications	40%	43%
Aerospace/Defense	32	12
Computing/Storage/Peripherals	13	34
Medical/Industrial/Instrumentation/Other	15	11

Stock-based Compensation:
	Third Quarter		Second Quarter
	2007	2006	2007
Amount included in:
Cost of goods sold	$258	$135	$255
Selling and marketing	55	39	48
General and administrative	609	276	581
Total stock-based compensation expense	$922	$450	$884

Operating Segment Data:
	Third Quarter	Second Quarter	First Three Fiscal Quarters
Net sales:	2007	2007	2007
PCB Manufacturing	140,514	138,651	431,316
Backplane Assembly	30,679	32,164	96,500
Total Sales	171,193	170,815	527,816
Inter-Segment Sales	(8,114)	(8,799)	(25,824)
Total Net Sales	$163,079	$162,016	$501,992

Operating Segment Income:
PCB Manufacturing	13,899	12,019	42,285
Backplane Assembly	2,294	2,086	6,832
Total Op Segment Income	16,193	14,105	49,117
Amortization of Intangibles	(1,019)	(1,046)	(3,090)
Total Op Income	15,174	13,059	46,027
Total Other Income (Expense)	(2,307)	(3,132)	(9,778)
Income Before Income Taxes	$12,867	$9,927	$36,249

RECONCILIATIONS*
	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2007	2006	2007	2007	2006
EBITA/EBITDA reconciliation:
Net income	$8,201	$10,523	$6,184	$22,850	$29,890
Add back items:
Income taxes	4,666	5,837	3,743	13,399	16,970
Interest expense	2,628	35	3,368	11,094	141
Amortization of intangibles	1,048	330	1,074	3,177	989
EBITA	16,543	16,725	14,369	50,520	47,990

Depreciation expense	5,631	2,276	5,744	17,235	7,132
EBITDA	$22,174	$19,001	$20,113	$67,755	$55,122

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

"EBITDA" means earnings before interest expense, income taxes, depreciation and amortization. "EBITA" means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.